Exhibit 4.01

AMENDMENT NUMBER THREE

TO XPONENTIAL, INC.

CAPITAL INCENTIVE PROGRAM

The Xponential, Inc. Capital Incentive Program, including all amendments thereto (the “Plan”), is hereby further amended as follows:

2.        Effective January 1, 2005, Participants under the Plan may not elect to make any deferrals of salary, bonus, or other compensation from the Company for services performed on or after January 1, 2005.  Elective deferral agreements executed prior to January 1, 2005, to the contrary are hereby amended to this effect.  Therefore, effective January 1, 2005, if any compensation attributable to services performed on or after January 1, 2005 is deferred under an elective deferral agreement executed prior to January 1, 2005, such deferral shall be terminated as of January 1, 2005, and the deferred compensation amount shall be paid to the Participant on or before December 31, 2005 and included in the Participant’s taxable compensation for 2005.

3.        Effective January 1, 2005, Participants under the Plan may not elect to further defer the vesting and receipt of shares of common stock of the Company relating to Restricted Stock Awards granted to Participants under the Plan prior to January 1, 2005.  Additional deferral agreements executed prior to January 1, 2005, to the contrary are hereby amended to this effect.

4.        Effective January 1, 2005, no additional Restricted Stock Awards of shares of common stock of the Company will be granted to Participants under the Plan in connection with salary, bonus, or other compensation deferrals by Participants under the Plan for services performed on or after January 1, 2005.

5.        The Plan will continue in full force and effect until (a) all Restricted Stock Awards granted prior to January 1, 2005 are fully vested and (b) all elective deferral agreements and additional deferral agreements executed prior to January 1, 2005 by their terms, as amended, expire.

6.        The Administrator of the Plan is authorized and directed to effect the foregoing amendments to the Plan.

7.        Except as modified by this Amendment Number Three, the Plan is hereby ratified, confirmed and approved.

8.        Capitalized terms not herein defined shall have the meaning set forth in the Plan.